Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

News

For Immediate Release:

August 7, 2026

News Media & Financial Analyst Contact:

James Davies

FSVP and Chief Financial Officer

(908) 713-4330

Unity Bancorp, Inc. Mourns the Passing of Director Robert ("Bobby") H. Dallas II

CLINTON, N.J., August 7, 2026 – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, today announced with profound sadness the passing of Robert ("Bobby") H. Dallas II. Mr. Dallas was a founding member of the Bank and served on the Company's Board since inception and brother of Chairman David D. Dallas. He played an instrumental role in helping guide Unity from a community bank startup to one of New Jersey's strongest independent banking franchises. His leadership, wisdom, and unwavering commitment to customers, communities, employees, and shareholders helped shape the organization for more than three decades.

"We are deeply saddened by Bobby's passing," said James A. Hughes, Chief Executive Officer of Unity Bancorp, Inc. "For more than three decades, Bobby helped shape Unity's culture, values, and long-term success. He was a respected colleague, trusted advisor, and dear friend whose integrity, humility, and commitment to doing what was right earned the admiration of everyone who worked alongside him. His contributions to Unity and to the communities we serve will be remembered for generations. On behalf of our Board, management team and employees, we extend our deepest condolences to his family and loved ones."

During his service on the Board, Mr. Dallas provided thoughtful guidance and leadership to the Company. His insight and commitment to the communities served by Unity Bank left a lasting impact on the organization and those who worked alongside him. The Company and Board of Directors are grateful for Mr. Dallas' many years of dedicated service and will honor his memory by continuing to uphold the values he championed.

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with approximately $3.2 billion in assets and $2.5 billion in deposits. Unity Bank, the Company’s wholly owned subsidiary, provides financial services to retail, corporate and small business customers through its robust branch network located in Bergen, Hunterdon, Middlesex, Morris, Ocean, Somerset, Union and Warren Counties in New Jersey and Northampton County in Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800-618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the Company’s control that could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as amended or supplemented by our subsequent filings with the SEC, as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, results of regulatory exams, and the impact of any health crisis or national disasters on the Bank, its employees and customers, among other factors.